FOR IMMEDIATE RELEASE:  Wednesday, May 24, 2006

CONTACT:    Bradley T Nielson
            President and Chief Executive Officer
            Paul R. Killpack
            Chief Financial Officer
            MITY Enterprises, Inc.
            801-224-0589

                     MITY ENTERPRISES, INC. ANNOUNCES
              RESULTS FOR FOURTH FISCAL QUARTER AND YEAR END
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                 ANNUAL NET INCOME INCREASES 124 PERCENT
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                 BOARD INCREASES STOCK REPURCHASE PROGRAM


OREM, UTAH - Bradley T Nielson, president and chief executive officer of MITY Enterprises, Inc. (NASDAQ: MITY), today announced operating results for the fourth quarter and fiscal year ended March 31, 2006.

Net sales for the fourth quarter totaled $13.9 million compared to $13.0 million a year ago, an increase of 7 percent. Net income was $1.4 million versus a net loss of $537,000 for the comparable period a year ago. Basic and diluted earnings per share for the recent quarter were $0.34 and $0.33, compared to the previous year's fourth quarter basic and diluted loss per share of $0.12.

Net sales for the fiscal year ended March 31, 2006, totaled $55.7 million compared to $50.3 million a year ago, an increase of 11 percent. Net income was up 124 percent to $5.5 million versus $2.5 million for the comparable period a year ago. Basic and diluted earnings per share for the twelve-month period were $1.34 and $1.30, an increase of 135 and 136 percent over the previous year's twelve-month basic and diluted earnings per share of $0.57 and $0.55, respectively.

As compared to the fourth quarter of fiscal 2005, the increase in net sales reflected an 8 percent growth in multipurpose room sales that was primarily attributable to growth in the office, hospitality and education markets. Multipurpose room chair sales were up by 15 percent primarily due to new product lines as well as growth of existing chair lines. For both the quarter and the twelve-month period, international sales were 15 percent of net sales. Gross profit margins for the quarter were 34 percent, an increase of 3 percentage points as compared to the prior year period.

"We are excited to be able to report a strong quarter to cap off a very strong year," said Nielson. "We saw an increase in sales, net income, gross profit margins, and earnings per share for the quarter and the fiscal year. Our annual results were at record levels. Much of our recent growth is attributable to the strong market acceptance of our multipurpose chair lines. Our new Steelcore(TM) Chiavari ballroom chair line and our DuraMax(TM) folding chair line contributed more than $1 million in sales last year."

"To enhance our innovative chair offering, this quarter we introduced two new chair lines - the SwiftSet CourtsideTM folding chair and the SwiftSet HD(TM) high density stacking chair. Both chair lines were in response to customer requests and expand our offering into previously untapped opportunities. In addition, we continue to focus on improving our operational excellence by implementing lean and six sigma manufacturing techniques. We are just starting to see some results from our efforts and, recently, had our first series of Kaizen events."

"We also officially launched and begun selling our new, innovative Oasis(TM) simulated rock fencing. We are marketing the product under the Mity Fence Systems tradename. Although the results are still in the early stages, the product has been well received and we are in the process of increasing our production capacity and expanding our distribution network. We are quite optimistic about the feedback we are receiving regarding the fence product line."

"In addition to the terrific financial performance, we were able to repurchase 84,000 shares of the company's stock during the quarter," noted Paul R. Killpack, chief financial officer. "Earlier this month, we were able to repurchase an additional 144,000 shares. During the last twelve months, we have reduced our outstanding shares by 626,000 shares, which represents over 13 percent of the outstanding shares. Last week, at our board of directors meeting, the board increased the repurchase authorization by an additional 200,000 shares, bringing the total shares available for repurchase to 224,000."

"We are pleased to see continued momentum for our products," added Killpack. "We believe that our strong sales growth will continue, particularly as we expand into fencing systems and increase the number of product lines offered in our multipurpose room business. We anticipate sales will be up again during the first quarter by as much as 10 percent as compared to last year's first quarter."

The Company will host a follow-up live broadcast over the Internet to discuss the financial results at 4:30 PM Eastern Time today. The live web simulcast of the conference call will be available to the public online at www.mityinc.com or on StreetEvent's Individual Investor Center at www.streetevents.com. Listeners are encouraged to log on five to ten minutes prior to the start time to ensure participation from the beginning. A replay of the broadcast will be available within approximately one hour for a week following the call at the referenced websites.

Copies of the Company's Annual Report on Form 10-K for the year ended March 31, 2006 will be available in the future online at www.mityinc.com. The annual meeting of shareholders will be held on August 3, 2006.

Founded in 1987, MITY Enterprises, Inc. designs, manufactures and markets innovative institutional furniture created to meet the efficiency needs of its customers. MITY Enterprises focuses on providing premium quality institutional furniture products to niche markets. The product lines consist of multipurpose room furniture and healthcare seating. MITY's products are marketed under the Mity-Lite, Broda and Versipanel tradenames. Headquartered in Utah, MITY Enterprises serves national and international customers directly
and through distributors.    For further information, visit MITY Enterprises
online at www.mityinc.com.

This press release contains forward-looking statements related to (a) the Company's belief that sales for the June quarter will be up as much as 10 percent as compared to last year's sales for the same period, and (b) the Company's expectation that its strong sales growth will continue, and that it will receive market acceptance for its two additional chair lines and fencing systems in the coming months. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to (i) continued global economic uncertainty resulting from terrorism threats, current world tensions and related U.S. military actions and their potential impact on the Company's operations; (ii) uncertainty about market acceptance of any new products introduced by the Company; (iii) increased price and quality-based competitors particularly in the multipurpose room furniture segment; (iv) lack of available capital and other resources to develop or acquire and commercialize new products; (v) increased material costs; and (vi) the risks and uncertainties outlined in the Company's documents filed with the Securities and Exchange Commission. All forward-looking statements and other information in this press release are based upon information available as of the date of this release. Such information may change or become invalid after the date of this release, and, by making these forward-looking statements, the Company undertakes no obligation to update these statements after the date of this release.

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                           MITY Enterprises, Inc.
                       Unaudited Financial Highlights

                                              Three Months Ended
                                                   March 31,
                                              2006           2005
                                          -----------   ------------
Net sales                                 $13,856,000   $ 12,976,000

Income from operations                      1,928,000       (940,000)

Pre-tax income                              2,064,000       (840,000)

Net income                                  1,379,000       (537,000)

Basic earnings per share                        $0.34         ($0.12)

Weighted average number of common
   shares - basic                           4,024,980      4,319,194

Diluted earnings per share                      $0.33         ($0.12)

Weighted average common and common
   equivalent shares - diluted              4,153,376      4,469,498



                                              Twelve Months Ended
                                                    March 31,
                                              2006           2005

Net sales                                 $55,701,000    $50,272,000

Income from operations                      8,105,000      3,837,000

Pre-tax income                              8,352,000      3,895,000

Net income                                  5,541,000      2,469,000

Basic earnings per share                        $1.34          $0.57

Weighted average number of common
   shares - basic                           4,124,189      4,296,525

Diluted earnings per share                      $1.30          $0.55

Weighted average common and common
   equivalent shares - diluted              4,270,962      4,474,111


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